Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
William Appling	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x130	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS TO ACQUIRE ONCOBIONIC AND ITS
REVOLUTIONARY NEW CANCER THERAPY

Conference call begins October 18 at 8:30 a.m. Eastern time

QUEENSBURY, N.Y. (October 17, 2006) – AngioDynamics, Inc. (NASDAQ: ANGO) announces the signing of an agreement to acquire Oncobionic, Inc., a privately held company that has developed an irreversible electroporation (IRE) soft tissue ablation technology intended for use in targeted, or focal, cancer and benign tumor therapy. This technology holds the potential to safely treat a wide range of diseases from liver tumors to prostate cancer quickly and efficiently. AngioDynamics has made an initial, non-refundable, cash deposit of $5 million to Oncobionic, with an additional $20 million in cash payments to be made over two years subsequent to achievement of specified milestones. The acquisition of Oncobionic will close upon successful human use of its IRE technology, for which testing is expected to commence in mid calendar 2007.

Eamonn P. Hobbs, president and chief executive officer of AngioDynamics, said, “We began working closely with Oncobionic in 2004 when we signed a distribution and option agreement for advancement of irreversible electroporation for focal cancer therapy. The more we have learned, the more we have become convinced that the Oncobionic technology holds great opportunity to revolutionize focal cancer therapy, with great potential for better treatment outcomes for patients. This technology provides AngioDynamics with a strong platform to expand our product offering within interventional oncology and to become a market leader in this rapidly evolving field.”

Irreversible electroporation uses needles and image guidance similar to existing thermal ablation technologies, but instead of “cooking or freezing” the targeted tissue, IRE disrupts the cell membrane, thereby destroying the targeted cells without thermal damage and without affecting connective tissue and structures such as blood vessels and ducts. In IRE, needle electrodes are placed through the skin by image guidance in the center or at the edge of targeted tissue. A certain electrical field is then generated within the electrode array, causing permanent nanoscale defects (pores) in the cell membranes. The permanently impaired cells are left in the body to be removed by the body’s natural immune system. IRE should also allow for the preservation of nerves and other vital structures such as urethra, ducts and blood vessels.

IRE potentially offers significant advantages over radiofrequency and cryoablation, the two leading thermal ablation technologies in the market today, including:

•	Faster delivery of ablation energy
•	Clearly defined and predictable treatment margins
•	Evidence of Real-time imaging with ultrasound
•	Preservation of non-cellular structures of the tissue such as connective tissue, vessels and ducts.
•	Complete destruction of tissue adjacent to large vessels (no heat sink effect)
•	Evidence of rapid tissue regeneration

The IRE technology was invented at the University of California, Berkeley, by the group of Professor Boris Rubinsky, and is exclusively licensed to Oncobionic for commercial development.

Discussing development plans, Mr. Hobbs added, “A 510(k) application for general tissue ablation has been filed with the U.S. Food and Drug Administration. We currently expect first human use in liver and prostate cancer by the middle of calendar 2007. We currently expect to begin marketing a product utilizing the IRE technology by the middle of calendar 2008.”

Cancer is the leading cause of death in the United States of people under age 85. Cancerous tumors within the liver, lung, breast, prostate, kidney and bone have been successfully treated with focal ablation technologies, and the company estimates an annual potential market opportunity in the United States in excess of $1.6 billion. In addition, the company estimates an annual $4.4 billion potential market in the United States for the treatment of Benign Prostatic Hyperplasia (BPH), more commonly known as enlargement of the prostate.

AngioDynamics notes that it continues to expect fiscal 2007 research and development expense to be 8.3% of net sales, as previously announced.

Conference Call and Presentation

AngioDynamics management will host a conference call and presentation to discuss this announcement tomorrow, October 18 beginning at 8:30 a.m. Eastern time. In addition, Gary Onik, M.D., Director of Surgical Imaging, Celebration Health / Florida Hospital, co-founder and president of Oncobionic, will be available to answer questions. To participate in the call, please dial (800) 798-2801 from the U.S., or (617) 614-6205 from outside the U.S. The passcode is 72096391. Slides that accompany management’s presentation will be available at http://investor.angiodynamics.com/.

A telephone replay of the call will be available from 10:30 AM Eastern time on October 18, 2006 through 11:59 p.m. Eastern time on October 25, 2006 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering conference ID number 22754230.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company’s web site at http://investor.angiodynamics.com/. A recording of the conference call, along with the slide presentation, will be archived there for 12 months.

In addition, links to research on irreversible electroporation are available on the AngioDynamics web site.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics, Inc. designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic products and accessories, dialysis products, vascular access products, PTA products, drainage products, thrombolytic products and venous products. More information is available at www.angiodynamics.com.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.

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